EXHIBIT 99.1

Hub Group, Inc. Reports Second Quarter 2022 Results

Highlights:

  Strong freight demand conditions, combined with the attractive value proposition of our service offerings, led to record quarterly revenue of $1.4 billion, up 43% as compared to last year
  Record quarterly gross margin of $247 million (17.6% of revenue) driven by favorable pricing and yield management, combined with our continued focus on operating efficiency, resulted in operating income margin of 9.8%
  Record quarterly diluted earnings per share (EPS) of $3.03
  Generated net income of $103 million and EBITDA (non-GAAP)(1) of $174 million, and ended the quarter with solid liquidity and a conservative capital structure
  Named #2 3PL on Inbound Logistics’ Top 10 3PL list for the third straight year
  Increased 2022 outlook, with expected revenue of $5.6-$5.7 billion and diluted EPS of $10.00 - $10.50

OAK BROOK, Ill., Aug. 03, 2022 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced second quarter 2022 net income of $103 million, and diluted earnings per share of $3.03. Net income for second quarter 2021 was $27 million, or $0.78 per diluted share.

“Our team continues to perform at a high level in today’s environment, delivering record revenue and profit as we support our customers with high service levels and innovative supply chain solutions. Our focus on yield improvement and operating efficiency led to record quarterly diluted EPS of $3.03, which is nearly four times the prior year’s diluted EPS. We are honored to once again be named #2 on Inbound Logistics’ Top 10 3PL list for the third consecutive year. As indicated in our revised financial outlook we expect a strong finish to 2022 but acknowledge some level of uncertainty as we look forward to 2023. We continue to remain focused on a disciplined cost and capital structure, while supporting our customers with great service and investing for growth, enabling our success in a variety of market conditions,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Second Quarter 2022 Results

Revenue for the second quarter of 2022 increased by 43% to $1.4 billion compared with $1.0 billion in the second quarter of 2021. Gross margin for the quarter was 17.6% of revenue, as compared with 12.3% last year. Operating income was $138 million (9.8% of revenue) versus $37 million (3.8% of revenue) in 2021. EBITDA (non-GAAP)1 for the quarter was $174 million.

Second quarter Intermodal and Transportation Solutions (“ITS”) revenue increased 41% to $873 million. Intermodal volume increased 1% and revenue per load increased 44%. ITS gross margin increased compared to the prior year as pricing and cost recovery more than offset increased purchased transportation costs.

Truck Brokerage revenue grew 90% in the quarter to $266 million due to the acquisition of Choptank Transport (“Choptank”) as well as revenue growth from truckload and LTL. Gross margin increased relative to second quarter 2021 due to the acquisition and higher revenue per load.

Second quarter Logistics revenue increased 18% to $263 million due to the growth of our managed transportation, final mile and consolidation services. Gross margin increased due to growth with existing customers, new business onboardings and yield management initiatives, partially offset by higher warehousing and transportation costs.

Costs and expenses increased to $109 million in the second quarter of 2022 due to incremental operating costs from Choptank, higher legal and outside services spend, and higher compensation expense, partially offset by higher gains on the sale of equipment as compared to prior year.

Capital expenditures for the second quarter of 2022 totaled $55 million. At June 30, 2022, we had cash and cash equivalents of $298 million.

2022 Outlook

We expect our 2022 diluted earnings per share will range from $10.00 to $10.50. We estimate revenue will be $5.6-$5.7 billion, and that gross margin as a percentage of revenue will range from 15.8% to 16.0%. We estimate our costs and expenses will range from $415 to $430 million for the year. We project our effective tax rate for the year will be 24-25%. We expect capital expenditures for 2022 to range from $240 to $250 million.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on August 3, 2022, to discuss our second quarter 2022 results.

Hosting the conference call will be Dave Yeager, Chairman and CEO. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at:

https://registrations.events/direct/ID60118

For those who do not prefer to preregister, on the day of the call, dial (888) 500-3691 approximately ten minutes prior to the scheduled call time; enter the conference ID 60118. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the ongoing COVID-19 pandemic, including any spikes, outbreaks or variants of the virus, as well as any future government actions taken in response to the pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal and Transportation Solutions, Truck Brokerage and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents; retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group’s SEC reports, press releases and other communications. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.                CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2022		2021
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,401,457	100.0%	$981,320	100.0%

Transportation costs	1,154,619	82.4%	860,759	87.7%
Gross margin	246,838	17.6%	120,561	12.3%

Costs and expenses:
Salaries and benefits	68,041	4.9%	54,375	5.5%
General and administrative	30,064	2.1%	20,370	2.1%
Depreciation and amortization	11,097	0.8%	8,868	0.9%
Total costs and expenses	109,202	7.8%	83,613	8.5%

Operating income	137,636	9.8%	36,948	3.8%

Other income (expense):
Interest expense	(1,402)	-0.1%	(1,859)	-0.2%
Other, net	(194)	-0.0%	(192)	-0.0%
Total other expense, net	(1,596)	-0.1%	(2,051)	-0.2%

Income before provision for income taxes	136,040	9.7%	34,897	3.6%

Provision for income taxes	33,194	2.4%	8,305	0.8%

Net income	$102,846		$26,592

Earnings per share
Basic	$3.06		$0.80
Diluted	$3.03		$0.78

Basic weighted average number of shares outstanding	33,651		33,428
Diluted weighted average number of shares outstanding	33,935		33,879

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2022		2021
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$2,699,580	100.0%	$1,900,873	100.0%

Transportation costs	2,237,725	82.9%	1,671,565	87.9%
Gross margin	461,855	17.1%	229,308	12.1%

Costs and expenses:
Salaries and benefits	136,967	5.1%	111,326	5.9%
General and administrative	50,140	1.9%	39,613	2.1%
Depreciation and amortization	22,052	0.8%	17,370	0.9%
Total costs and expenses	209,159	7.7%	168,309	8.9%

Operating income	252,696	9.4%	60,999	3.2%

Other income (expense):
Interest expense	(3,100)	-0.1%	(3,764)	-0.2%
Other, net	(63)	-0.0%	(284)	-0.0%
Total other expense, net	(3,163)	-0.1%	(4,048)	-0.2%

Income before provision for income taxes	249,533	9.2%	56,951	3.0%

Provision for income taxes	59,184	2.2%	13,129	0.7%

Net income	$190,349		$43,822

Earnings per share
Basic	$5.66		$1.31
Diluted	$5.61		$1.30

Basic weighted average number of shares outstanding	33,647		33,423
Diluted weighted average number of shares outstanding	33,950		33,827

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$298,476	$159,784
Accounts receivable trade, net	794,785	701,512
Accounts receivable other	2,933	3,022
Prepaid taxes	4,357	2,191
Prepaid expenses and other current assets	18,115	27,779
TOTAL CURRENT ASSETS	1,118,666	894,288

Restricted investments	19,056	24,256
Property and equipment, net	712,571	681,451
Right-of-use assets - operating leases	45,997	44,036
Right-of-use assets - financing leases	2,230	1,252
Other intangibles, net	183,883	196,672
Goodwill, net	577,340	576,913
Other assets	19,502	18,426
TOTAL ASSETS	$2,679,245	$2,437,294

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$423,608	$424,923
Accounts payable other	17,192	12,493
Accrued payroll	54,903	56,938
Accrued other	109,918	82,827
Lease liability - operating leases	12,214	11,364
Lease liability - financing leases	2,036	1,251
Current portion of long term debt	98,774	97,273
TOTAL CURRENT LIABILITIES	718,645	687,069

Long term debt	188,058	177,479
Non-current liabilities	43,077	41,572
Lease liability - operating leases	36,409	34,916
Lease liability - financing leases	173	-
Deferred taxes	157,694	155,944

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2022 and 2021	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2022 and 2021; 33,980,577 shares
outstanding in 2022 and 33,907,734 shares outstanding in 2021	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2022 and 2021	7	7
Additional paid-in capital	195,603	189,256
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,614,983	1,424,634
Accumulated other comprehensive loss	(203)	(207)
Treasury stock; at cost, 7,244,215 shares in 2022		-
and 7,317,058 shares in 2021	(260,155)	(258,330)
TOTAL STOCKHOLDERS' EQUITY	1,535,189	1,340,314
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,679,245	$2,437,294

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net income	$190,349	$43,822
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	71,922	64,033
Deferred taxes	3,279	4,428
Compensation expense related to share-based compensation plans	10,237	9,289
Gain on sale of assets	(12,509)	(4,033)
Changes in operating assets and liabilities:
Restricted investments	5,200	48
Accounts receivable, net	(93,767)	(20,088)
Prepaid taxes	(2,166)	(395)
Prepaid expenses and other current assets	9,664	12,231
Other assets	(2,517)	(316)
Accounts payable	3,380	71,314
Accrued expenses	23,251	(1,652)
Non-current liabilities	(5,588)	(4,762)
Net cash provided by operating activities	200,735	173,919

Cash flows from investing activities:
Proceeds from sale of equipment	18,584	19,912
Purchases of property and equipment	(85,942)	(26,337)
Cash used in acquisitions	-	(90)
Net cash used in investing activities	(67,358)	(6,515)

Cash flows from financing activities:
Proceeds from issuance of debt	66,194	17,464
Repayments of long term debt	(54,114)	(57,854)
Stock withheld for payments of withholding taxes	(5,715)	(3,973)
Finance lease payments	(1,059)	(1,524)
Net cash provided by (used) in financing activities	5,306	(45,887)

Effect of exchange rate changes on cash and cash equivalents	9	(2)

Net increase in cash and cash equivalents	138,692	121,515
Cash and cash equivalents beginning of period	159,784	124,506
Cash and cash equivalents end of period	$298,476	$246,021

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2022	2021	2022	2021

Intermodal and transportation solutions	$872,501	$618,880	$1,646,076	$1,194,136

Truck brokerage	265,861	139,991	561,467	267,253

Logistics	263,095	222,449	492,037	439,484
	-	-	-	-
Total revenue	$1,401,457	$981,320	$2,699,580	$1,900,873

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Three Months
	Ended June 30,
			Change	Change
	2022	2021	$	%

Net income	$102,846	$26,592	$76,254	286.8%

Interest expense	1,402	1,859	(457)	-24.6%

Depreciation and amortization	36,729	31,922	4,807	15.1%

Provision for income taxes	33,194	8,305	24,889	299.7%

EBITDA	$174,171	$68,678	$105,493	153.6%

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Six Months
	Ended June 30,
			Change	Change
	2022	2021	$	%

Net income	$190,349	$43,822	$146,527	334.4%

Interest expense	3,100	3,764	(664)	-17.6%

Depreciation and amortization	71,922	64,033	7,889	12.3%

Provision for income taxes	59,184	13,129	46,055	350.8%

EBITDA	$324,555	$124,748	$199,807	160.2%

(1)   See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.